Exhibit 99.1

Warner Music Group Corp.

Announces Quarterly Cash Dividend

New York, NY – November 10, 2022 – Warner Music Group Corp. (“Warner Music Group” or “WMG”) today announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share on WMG’s Class A Common Stock and Class B Common Stock, representing an aggregate quarterly dividend of approximately $82.4 million (based on the issued and outstanding shares of Class A Common Stock and Class B Common Stock). The dividend is payable on December 1, 2022, to stockholders of record as of the close of business on November 22, 2022.

About Warner Music Group

With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music—which traces its origins back to the founding of Chappell & Company in 1811—is one of the world’s leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the intention to pay regular quarterly dividends. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Warner Music Group maintains an Internet site at www.wmg.com. Warner Music Group uses its website as a channel of distribution of material Company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Warner Music Group’s website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

SOURCE: WMG

Media Contact:

James Steven

James.Steven@wmg.com

Investor Relations Contact:

Kareem Chin

Kareem.Chin@wmg.com